                                                                      EXHIBIT 11


                 SUMMARY OF CALCULATIONS OF EARNINGS PER SHARE

              For the Years Ended December 31, 1991, 1992 and 1993


I. EARNINGS PER SHARE--PRIMARY CALCULATION


                                                1991           1992          1993
                                            ------------   -----------   -----------
A. Net income (loss)

   Net income (loss) before accounting
    change                                  $(19,148,103)  $18,046,892   $25,714,337
   Cumulative impact of change in
    accounting principle                              --     3,681,577            --
                                            ------------   -----------   -----------

   Net income (loss)                        $(19,148,103)  $21,728,469   $25,714,337
                                            ============   ===========   ===========

   Weighted average common shares
    outstanding                               11,061,517    11,382,148    11,572,873

   Average common share equivalents
    outstanding:
      Treasury share impact of Publicis
       shares                                   (548,600)     (577,720)     (577,720)
      Stock options                               37,421        69,612       208,370
      Contingent issuances (Note 1)                   --            --            --
                                            ------------   -----------   -----------

B. Weighted average common and common
    equivalent shares outstanding             10,550,338    10,874,040    11,203,523
                                            ============   ===========   ===========

C. Net income (loss) per share

   Net income (loss) before accounting
    change                                  $      (1.81)  $      1.66   $      2.30
   Cumulative impact of change in
    accounting principle                              --          0.34            --
                                            ------------   -----------   -----------

   Net income (loss)                        $      (1.81)  $      2.00   $      2.30
                                            ============   ===========   ===========

Note 1 - There are no such common shares issuable for the years presented. As a result, presentation of an earnings per share calculation on a fully diluted basis is inapplicable.

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